EXHIBIT A

Safeway 401(k) Plan & Trust

Financial Statements for the Years Ended December 31, 2006 and 2005, Supplemental Schedule as of December 31, 2006 and Report of Independent Registered Public Accounting Firm

SAFEWAY 401(k) PLAN & TRUST

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005:

Statements of Net Assets Available for Benefits	3

Statements of Changes in Net Assets Available for Benefits	4

Notes to Financial Statements	5-12

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2006:
Form 5500, Schedule H, Part IV, Line 4i—Supplemental Schedule of Assets (Held at End of Year)	13-15

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Safeway Benefit Plans Committee

and Plan Participants:

We have audited the accompanying statements of net assets available for benefits of the Safeway 401(k) Plan & Trust (the “Plan”) as of December 31, 2006 and 2005, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2006 and 2005, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2006 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2006 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP

San Francisco, California

June 28, 2007

SAFEWAY 401(k) PLAN & TRUST

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2006 AND 2005

(In thousands)

	2006	2005
ASSETS:
Investments at fair value:
Mutual funds	$743,706	$645,125
Synthetic guaranteed investment contracts	272,046	259,391
Safeway Inc. common stock	218,745	158,724
Traditional guaranteed investment contracts	55,990	60,279
Common / collective trusts	32,114	41,894
Short-term investment funds	11,227	5,712
Participant loans	36,552	35,404

Total investments	1,370,380	1,206,529
Due from broker for securities sold	2,035	581
Participant contributions receivable	2,505	2,100
Interest and dividends receivable	35	—

Total assets	1,374,955	1,209,210

LIABILITIES:
Due to broker for securities purchased	1,411	673
Accrued administrative expenses	477	481

Total liabilities	1,888	1,154

NET ASSETS REFLECTING ALL INVESTMENTS AT FAIR VALUE	1,373,067	1,208,056

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	3,576	3,396

NET ASSETS	$1,376,643	$1,211,452

See notes to financial statements.

SAFEWAY 401(k) PLAN & TRUST

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEARS ENDED DECEMBER 31, 2006 AND 2005

(In thousands)

	2006	2005
ADDITIONS:
Investment income:
Net appreciation in fair value of investments	$121,872	$38,020
Interest and dividends	57,266	39,664

Total investment income	179,138	77,684

Participant contributions	109,522	106,595

Total additions	288,660	184,279

DEDUCTIONS:
Benefits paid to participants	(122,084)	(93,243)
Administrative expenses	(1,385)	(1,444)

Total deductions	(123,469)	(94,687)

INCREASE IN NET ASSETS	165,191	89,592

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	1,211,452	1,121,860

End of year	$1,376,643	$1,211,452

See notes to financial statements.

SAFEWAY 401(k) PLAN & TRUST

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2006 AND 2005

1.	DESCRIPTION OF THE PLAN

The following description of the Safeway 401(k) Plan & Trust (the “Plan”), is provided for general information only. Participants should refer to the Summary Plan Description for more complete information about the Plan’s provisions. The following description reflects all Plan amendments through December 31, 2006.

General—The Plan is a defined contribution plan which generally covers employees of Safeway Inc. (the “Company”) who are age 21 or older, excluding those employees who are eligible to participate in the Dominick’s Finer Foods, LLC 401(k) Retirement Plan for Union Employees, the Safeway 401(k) Savings Plan or the Vons Companies, Inc. Pharmacists’ 401(k) Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). Effective January 1, 2006, the Plan was amended to designate a portion of the Plan as an employee stock ownership plan (“ESOP”). The ESOP portion of the Plan permits each participant who has an investment in the Safeway Stock Fund to elect to receive dividends paid on Safeway Inc. common stock as cash or reinvested in additional shares of Safeway Inc. common stock.

Contributions—Employees may elect to contribute between 1% and 50% of their eligible pay, up to a maximum contribution of $15,000 and $14,000 for the years ended December 31, 2006 and 2005, respectively. Participant contributions are not currently taxable to participants pursuant to Section 401(k) of the Internal Revenue Code. Employer contributions are not permitted.

Participants age 50 or over by December 31, 2006 are eligible to contribute an additional $5,000 in catch-up contributions to their 401(k) account before the end of the Plan year.

Trustee and Recordkeeper—The trustee and recordkeeper of the Plan is Merrill Lynch.

Investment Options—Participants may direct their contributions to any one or combination of eight investment funds and Safeway Inc. common stock, as elected by the participant. Participants may change their investment options on a daily basis. The Plan currently offers mutual funds, Safeway Inc. common stock and insurance investment contracts as investment options for participants.

Vesting—Participants are fully vested in their account balance.

Participant Accounts—Each participant’s account is credited with the participant’s contributions and income thereon. Participants reimburse the Plan for administrative expenses based on the allocation of a participant’s total assets among the investment funds. In addition, participants pay $1 per month for administrative expenses. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Participant Loans—Participants may borrow a minimum of $1,000 up to a maximum of the lesser of $50,000 or 50% of their account balance. The loan term cannot exceed four years, except where the loan is issued to purchase a primary residence, in which case the loan period may extend to 15 years. Any outstanding balance is due and payable upon termination of employment, disability, or death. Loans are secured by the participant’s account. The interest rate charged on participant loans will be equal to the sum of 1% plus the prime rate published in The Wall Street Journal on the last business day of the preceding calendar month. Principal and interest payments are made through payroll deductions. Participants may only have one loan outstanding at a time and are charged a $10.50 servicing fee each quarter for the term of the loan. At December 31, 2006 and 2005, respectively, there were 7,677 and 7,749 loans outstanding with interest rates ranging from 5.00% to 10.50%.

In-Service Withdrawals—An active or inactive participant may withdraw all or any portion of their rollover account at any time. An active or inactive participant may take a hardship withdrawal if there is an immediate and significant financial need.

Payment of Benefits—Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 70 1/2, (b) to receive an immediate lump sum distribution as cash, as Safeway Inc. common stock (up to the amount invested in the Safeway Stock Fund) or as a rollover to another qualified plan or Individual Retirement Account, (c) to receive a portion in an immediate lump sum and the remainder to be distributed later, or (d) to receive a series of payments over a period not to exceed the joint life expectancy of the participant and his or her beneficiary. If a participant’s balance is $1,000 or less, the participant will receive an immediate lump sum distribution. Distributions are taxed as ordinary income and are subject to income-tax withholding.

Plan Termination—Although the Company has not expressed any intent to terminate the Plan, it may do so at any time. In the event of termination of the Plan, the assets of the Plan would be distributed to the participants in accordance with the value of their individual investment accounts.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The financial statements of the Plan have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

New Accounting Pronouncements— In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurement.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Plan is currently assessing the impact of SFAS No. 157 on its financial statements.

Investment Valuation and Income Recognition—The Plan’s investments are stated at fair value. Shares of mutual funds are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year end. Common stock is valued at quoted market prices. Participant loans are valued at the outstanding loan balances.

As of December 31, 2006, the Plan adopted FASB Staff Position AAG INV-1 and Statement of Position No. 94-4-1, “Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans” (the “FSP”). The FSP requires the Statement of Net Assets Available for Benefits present the fair value of the Plan’s investments as well as the adjustment from fair value to contract value for the fully benefit-responsive investment contracts. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis for the fully benefit-responsive investment contracts. The FSP was applied retroactively to the prior period presented on the Statement of Net Assets Available for Benefits as of December 31, 2005.

The fully benefit-responsive investment contracts are stated at fair value and then adjusted to contract value. Fair value of the contracts is calculated by discounting the related cash flows based on current yields of similar instruments with comparable durations. Synthetic guaranteed investment contracts include underlying investments that are stated at fair value. Fair value of the underlying investments is determined by the issuer of the synthetic GIC based on quoted market prices and a fair value estimate of the wrapper contracts. Wrapper contracts guarantee that there will be no loss of principal or accrued interest. Fair market value of the wrapper contracts is estimated by converting the basis points assigned to the wrap fees into dollars and comparing cost to replacement value. At December 31, 2006 and 2005, the fair values of the wrapper contracts are considered to be zero because there is substantially no difference between cost and replacement values.

Common collective trust funds are stated at fair value as determined by the issuer of the common/collective trust funds based on the fair market value of the underlying investments. Common collective trust funds with underlying investments in investment contracts are valued at fair market value of the underlying investments and then adjusted by the issuer to contract value.

Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits—Benefit payments are recorded when paid.

Administrative Expenses—The Plan’s administrative expenses are primarily allocated to participant accounts.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from these estimates.

The estimated fair value of traditional guaranteed investment contracts presented in Note 5 are based on assumptions about the market for such investments because quoted market prices are unavailable. Such estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions could have a material effect on the estimated fair values. Additionally, the fair values were estimated as of year-end, and current estimates may differ from the amounts presented.

Risks and Uncertainties—Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

3.	INVESTMENTS

The fair values of individual investments that represented 5% or more of the Plan’s net assets at December 31, 2006 and 2005 were as follows (in thousands):

	2006	2005
BlackRock S&P 500 Index Fund *	$280,812	$249,828
Safeway Inc. common stock	218,745	158,724
Evergreen Small Cap Value Fund	106,139	102,187
ING International Value Fund	100,386	65,810
PIMCO Total Return Fund	94,903	94,411
* In September 2006, BlackRock completed a merger with Merrill Lynch Investment Managers. In 2005, this Fund was known as the Merrill Lynch S&P 500 Index Fund.

During the years ended December 31, 2006 and 2005, net appreciation of assets recorded at fair value, including net realized gains and losses, was as follows (in thousands):

	2006	2005
Mutual funds	$52,573	$12,468
Safeway Inc. common stock	69,299	25,552

Total appreciation	$121,872	$38,020

4.	INCOME TAXES

The Internal Revenue Service issued a Determination Letter dated March 24, 2004 stating that the Plan and related trust, as then designed, is qualified under the Internal Revenue Code (the “Code”). Subsequent to this determination by the Internal Revenue Service, the Plan was amended and restated in its entirety, effective January 1, 2005. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended and restated, is qualified and the related trust is tax exempt as of the financial statement date. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

5.	GUARANTEED INVESTMENT CONTRACTS

The Plan invests in guaranteed investment contracts (“GICs”) issued by insurance companies and other financial institutions as part of the Interest Income Fund (the “Fund”). The guaranteed investment contracts are fully-benefit responsive and are recorded in the financial statements at fair value and then adjusted to contract value in accordance with the FSP. The Fund invests in both traditional GICs and synthetic GICs, as described below:

Traditional GICs—Traditional GICs are backed by the general account of the issuer. The Fund deposits a lump sum with the issuer and receives a guaranteed interest rate for a specified time. Interest is accrued on either a simple interest or fully-compounded basis and paid either periodically or at the end of the contract term. The issuer guarantees that all qualified participant withdrawals will occur at contract value (principal plus accrued interest). The traditional GICs in the Fund provide a fixed rate of interest over the term to maturity of the contract; therefore, crediting rates do not reset.

Synthetic GICs—A synthetic GIC is an investment contract (otherwise known as a wrap contract) issued by an insurance company or bank, backed by a portfolio of bonds that are owned by the Fund. The Fund has four synthetic GICs each having a pro-rata share of one wrapped portfolio. The assets underlying the synthetic GICs are maintained separate from the contract issuer’s general assets, usually by a third party custodian. These contracts typically provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the Fund, but rather are amortized, usually over time to maturity or the duration of the underlying investments, through adjustments to the future interest crediting rate. The issuer guarantees that all qualified participant withdrawals will occur at contract value. Crediting rates of synthetic GICs can be impacted by variables which include the current yield of the assets within the wrap contract, the duration of the assets covered by the wrap contract and the existing difference between the market value and contract value of the assets within the wrap contract. For synthetic contracts, the Fund uses crediting rate calculations which adjusts the current yield of the bonds by a portion of the current gain or loss that is built into the wrap contracts at the measurement date. These crediting rates are reset quarterly and cannot be less than zero. The crediting rate of synthetic contracts will track current market yields on a trailing basis. The rate reset allows the contract value of the portfolio to converge to the market value over time, assuming the market value continues to earn the current portfolio yield for a period of time equal to the current portfolio duration.

Certain events limit the ability of the Fund to transact at contract value with the issuer. Such events include the following: (i) amendments to the Plan documents; (ii) changes to Fund’s prohibition on competing investment options by participating plans or deletion of equity wash provisions; (iii) complete or partial termination of the Fund or its merger with another fund; (iv) the failure of the Plan to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA; (v) unless made in accordance with the withdrawal provisions of the Fund, the redemption of all or a portion of the interests in the Fund held by a participating plan at the direction of the participating plan sponsor, including withdrawals due to the removal of a specifically identifiable group of employees from coverage under the participating plan (such as a group layoff or early retirement incentive program), or the closing or sale of a subsidiary, employing unit or affiliate, the bankruptcy or insolvency of a plan sponsor, the merger of the Plan with another plan, or the Plan sponsor’s establishment of another tax-qualified defined contribution plan; (vi) any change in law, regulation, ruling, administrative or judicial position or accounting requirement, in any case applicable to the Fund or participating plans, and (vii) the delivery of any communication to Plan participants designed to influence a participant not to invest in the Fund. The Plan Administrator does not believe that the occurrence of any such market value event which would limit the Fund’s ability to transact at contract value with participants is probable.

Guaranteed investment contracts in the Fund do not permit issuers to terminate the agreement prior to the scheduled maturity date. The wrap contracts are evergreen contracts that contain termination provisions. Wrap agreements permit the Fund’s investment manager or issuer to terminate upon notice at any time at market value and provide for automatic termination of the wrap contract if the book value or the market value of the contract equals zero. The issuer is not excused from paying the excess contract value when the market value equals zero. Wrap contracts that permit the issuer to terminate at market value generally provide that the Fund may elect to convert such termination to an Amortization Election as described below. In addition, if the Fund defaults in its obligations under the agreement (including the issuer’s determination that the agreement constitutes a non-exempt prohibited transaction as defined under ERISA) and such default is not cured within the time permitted by any cure period, then the wrap contract may be terminated by the issuer and the Fund will receive the market value as of the date of termination. Also, wrap contracts permit the issuer or investment manager to elect at any time to convert the wrapped portfolio to a declining duration strategy whereby the contract would terminate at a date which corresponds to the duration of the underlying fixed-income portfolio on the date of the amortization election (“Amortization Election”). After the effective date of an Amortization Election, the fixed-income portfolio must conform to the guidelines agreed upon by the wrap issuer and the investment manager for the Amortization Election period. Such guidelines are intended to result in contract value equaling market value of the wrapped portfolio by such termination date.

The average yield on guaranteed investment contracts for the years ended December 31, 2006 and 2005 was 5.31% and 4.80%, respectively. The average crediting interest rate was 5.04% and 4.80% at December 31, 2006 and 2005, respectively.

The portfolio holdings in the Fund as of December 31, 2006 and December 31, 2005 are shown below (in thousands):

	As of December 31, 2006
	Rating S&P/ Moody’s	Investments at Fair Value	Wrapper Contracts at Fair Value	Adjustment to Contract Value
Cash/Cash Equivalent:
Merrill Lynch Institutional Fund	AAA/Aaa	$6,743	$—	$—
Traditional Guaranteed Investment Contracts:
Metropolitan Life GAC 29021	AA/Aa2	8,399	—	59
Metropolitan Life GAC 29497	AA/Aa2	6,271	—	(20)
Monumental SV-04240-Q	AA/Aa3	6,590	—	(6)
Monumental SV-04498-Q	AA/Aa3	3,744	—	47
Monumental SV-04568-Q	AA/Aa3	5,217	—	66
Principal Life 4-20469-3	AA/Aa2	8,247	—	102
Principal Life 4-20469-4	AA/Aa2	6,273	—	36
Prudential GA 62069-211	AA/Aa3	6,992	—	(88)
Travelers GR 18923	AA/Aa2	4,257	—	58
Common/Collective Trust:
SEI Stable Asset Fund #190-783	AAA/Aaa	32,114	—	959
Synthetic Guaranteed Investment Contracts:
Bank of America 002-126	AAA/Aaa	24,055	—	209
Wrapper		—	—	—
CDC-IXIS WR-1027-01	AAA/Aaa	81,645	—	709
Wrapper		—	—	—
Monumental MDA #00389TR	AAA/Aaa	81,621	—	709
Wrapper		—	—	—
State Street Bank #97044	AAA/Aaa	84,725	—	736
Wrapper		—	—	—

Total		$366,893	$—	$3,576

	As of December 31, 2005
	Rating S&P/ Moody’s	Investments at Fair Value	Wrapper Contracts at Fair Value	Adjustment to Contract Value
Cash/Cash Equivalent:
Merrill Lynch Institutional Fund	AAA/Aaa	$2,264	$—	$—
Traditional Guaranteed Investment Contracts:
Canada Life 46099	AA/Aa3	13,081	—	(67)
Metropolitan Life GAC 29021	AA/Aa2	8,066	—	1
Monumental Life SV-04240-Q	AA/Aa3	6,292	—	(75)
Monumental SV-04498-Q	AA/Aa3	3,594	—	32
Monumental SV-04568-Q	AA/Aa3	5,005	—	58
Pacific Life G-26682.01	AA/Aa3	6,227	—	(34)
Principal Life 4-20469-3	AA/Aa2	7,911	—	88
Principal Life 4-20469-4	AA/Aa2	6,030	—	(16)
Travelers GR 18923	AA/Aa2	4,073	—	101
Common/Collective Trust:
SEI Stable Asset Fund #190-783	AAA/Aaa	41,894	—	942
Synthetic Guaranteed Investment Contracts:
Bank of America 002-126	AAA/Aaa	22,940	—	209
Wrapper		—	—	—
CDC-IXIS WR-1027-01	AAA/Aaa	77,824	—	710
Wrapper		—	—	—
Monumental MDA #00389TR	AAA/Aaa	77,831	—	710
Wrapper		—	—	—
State Street Bank #97044	AAA/Aaa	80,796	—	737
Wrapper		—	—	—

Total		$363,828	$—	$3,396

6.	PARTY-IN-INTEREST TRANSACTIONS

The Plan’s investments include Safeway Inc. common stock, which qualify as exempt party-in-interest transactions. During 2006 and 2005, the Plan received $1,382,646 and $653,757, respectively, of dividend income on Safeway, Inc. common stock.

Certain Plan investments are managed by Merrill Lynch, trustee of the Plan. As Merrill Lynch provides recordkeeping services for the Plan, these transactions qualify as party-in-interest transactions. Administrative fees paid to Merrill Lynch for recordkeeping were $1,129,543 and $1,260,857 in 2006 and 2005, respectively.

7.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of the Statement of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits per the financial statements at December 31, 2006 to the Form 5500 (in thousands):

December 31, 2006
Net assets available for benefits per the financial statements	$1,376,643
Less: Adjustment from fair value to contract value for fully benefit-responsive investment contracts	3,576

Net assets available for benefits per the Form 5500	$1,373,067

December 31, 2006
Increase in net assets per the financial statements	$165,191
Add: Adjustment from fair value to contract value for fully benefit-responsive investment contracts	3,576

Net increase in net assets available for benefits per the Form 5500	$168,767

******

SAFEWAY 401(k) PLAN & TRUST

FORM 5500, SCHEDULE H, PART IV, LINE 4i—

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2006

(In thousands)

Asset Name and Description	Current Value
Underlying Securities of Synthetic Guaranteed Investment Contracts:
United States Treasury Note/Bond, 4.000%	$7,174
United States Treasury Note/Bond, 4.250%	10,994
United States Treasury Note/Bond, 4.250%	12,615
America West Airlines Inc, 7.930%	4,086
Fannie Mae, 5.000%	16,047
Fannie Mae, 5.500%	7,416
Freddie Mac, 5.500%	9,903
Fannie Mae Pool, 5.500%	5,024
Countrywide Home Loan Mortgage Pass Through Trust, 5.000%	4,452
Banc of America Alternative Loan Trust, 5.500%	3,093
Banc of America Alternative Loan Trust, 5.000%	2,548
Fannie Mae REMICS, 5.000%	3,843
First Horizon Asset Securities Inc, 4.750%	5,026
First Horizon Asset Securities Inc, 5.598%	3,725
JP Morgan Mortgage Acquisition Corp, 5.830%	3,333
JP Morgan Mortgage Trust, 4.070%	4,612
Washington Mutual Mortgage Pass Through Certificates, 3.864%	5,890
Banc of America Commercial Mortgage Inc, 5.787%	2,997
Bear Stearns Commercial Mortgage Securities, 7.780%	7,460
FHLMC Multifamily Structured Pass Through Certificates, 6.136%	4,675
First Union National Bank-Bank of America Commercial Mortgage Trust, 6.136%	6,517
GS Mortgage Securities Corp II, 3.452%	5,570
Greenwich Capital Commercial Funding Corp, 3.312%	3,022
JP Morgan Chase Commercial Mortgage Securities Corp, 4.999%	5,379
JP Morgan Chase Commercial Mortgage Securities Corp, 3.635%	2,109
JP Morgan Chase Commercial Mortgage Securities Corp, 3.850%	2,223
LB-UBS Commercial Mortgage Trust, 6.365%	6,577
* Merrill Lynch Mortgage Trust, 3.563%	5,279
PNC Mortgage Acceptance Corp, 6.360%	5,746
Prudential Mortgage Capital Funding LLC, 6.605%	10,545
Countrywide Asset-Backed Certificates, 4.151%	4,804
Countrywide Asset-Backed Certificates, 5.658%	2,002
Fannie Mae Whole Loan, 5.350%	4,979
GSAA Trust, 5.000%	5,136
HFC Home Equity Loan Asset Backed Certificates, 5.630%	4,023
MBNA Master Credit Card Trust, 7.800%	5,225
Memory Lane Advance Receivables Backed Notes, 5.027%	2,486
Northstar Education Finance Inc, 4.740%	2,593

SAFEWAY 401(k) PLAN & TRUST

FORM 5500, SCHEDULE H, PART IV, LINE 4i—

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR) continued

DECEMBER 31, 2006

(In thousands)

Asset Name and Description	Current Value
Underlying Securities of Synthetic Guaranteed Investment Contracts (continued):
Oil and Gas Royalty Trust, 5.090%	4,044
PSE&G Transition Funding LLC, 6.890%	6,691
Wells Fargo Home Equity Trust, 4.890%	3,917
Aircastle Aircraft Lease Backed Trust, floating rate	2,656
Countrywide Home Loan Mortgage Pass Through Trust, floating rate	4,787
Crusade Global Trust, floating rate	1,920
DLJ Mortgage Acceptance Corp, 6.820%	1,539
GE Capital Commercial Mortgage Corp, 3.091%	4,634
EQCC Trust, floating rate	617
FTN Financial Auto Securitization Trust, 3.100%	1,708
Freddie Mac REMICS, 5.000%	1,291
FHLMC Structured Pass Through Securities, 6.085%	1,825
FHLMC Structured Pass Through Securities, 7.150%	1,547
Greenwich Capital Commercial Funding Corp, 3.357%	3,991
GMAC Mortgage Corp Loan Trust, 5.480%	2,603
GSMPS Mortgage Loan Trust, 5.726%	2,483
LB Commercial Conduit Mortgage Trust, 6.680%	5,385
LB-UBS Commercial Mortgage Trust, 7.950%	398
LB-UBS Commercial Mortgage Trust, 3.270%	1,528
* Merrill Lynch Mortgage Investors Inc, floating rate	2,153
Morgan Stanley Dean Witter Capital I, 7.360%	2,406
Metris Master Trust, floating rate	2,006
Morgan Stanley Mortgage Loan Trust, 5.171%	1,928
Oil Enterprises, LTD, 6.239%	1,239
Saxon Asset Securities Trust, 5.382%	3,642
First Franklin Mortgage Loan Asset Backed Certificates, floating rate	5,005
SLM Student Loan Trust, 2.040%	5,024
Sequoia Mortgage Trust, 2.191%	1,660
UCFC Home Equity Loan, 6.445%	3,872
UCFC Home Equity Loan, 5.935%	1,121
Washington Mutual Mortgage Pass Through Certificates, 4.500%	765
Short term investment fund	23,132
Unsettled investment purchases	(44,599)

Traditional Guaranteed Investment Contracts:
Metropolitan Life GAC 29021, 4.84%	8,399
Metropolitan Life GAC 29497, 5.27%	6,271
Monumental SV-04240-Q, 5.90%	6,590
Monumental SV-04498-Q, 4.55%	3,744
Monumental SV-04568-Q, 4.35%	5,217
Principal Life 4-20469-3, 4.37%	8,247

SAFEWAY 401(k) PLAN & TRUST

FORM 5500, SCHEDULE H, PART IV, LINE 4i—

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR) continued

DECEMBER 31, 2006

(In thousands)

Asset Name and Description	Current Value
Traditional Guaranteed Investment Contracts (continued):
Principal Life 4-20469-4, 4.92%	6,273
Prudential GA 62069-211, 5.37%	6,992
Travelers GR 18923, 3.36%	4,257

Common/Collective Trusts:
SEI Stable Asset Fund, #190-783, 5.13%	32,114

Short Term Investment Fund:
* Merrill Lynch Institutional Fund	11,227

Common Stock:
* Safeway Inc. common stock (6,329,413 shares)	218,745

Mutual Funds:
* BlackRock S&P 500 Index Fund (16,138,594 units)	280,812
PIMCO Total Return Fund (9,142,838 units)	94,903
ING International Value Fund (4,877,834 units)	100,386
Chesapeake Core Growth Fund (2,236,285 units)	40,410
Evergreen Small Cap Value Fund (4,318,109 units)	106,139
Forward Emerald Growth Fund (3,851,625 units)	53,537
Hotchkis & Wiley Large Cap Value Fund (2,669,809 units)	67,519
* Participant Loans (7,677 loans, interest rates ranging from 5.00% to 10.50%)	36,552

TOTAL	$1,370,380

* Represents a party-in-interest transaction.